Exhibit 23.1

KPMG LLP

Suite 900

8350 Broad Street

McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 2, 2023, with respect to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

McLean, Virginia

October 24, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.